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                                                                    Exhibit 99.1

[CORAM HEALTHCARE LOGO]



FOR IMMEDIATE RELEASE                          FOR FURTHER INFORMATION, CONTACT:

DECEMBER 22, 2000                                       KURT DAVIS, 303-672-8830

                        REORGANIZATION PLAN NOT APPROVED

DENVER--DECEMBER 22, 2000--Coram Healthcare Corporation (OTCBB:CRHEQ) and Coram, Inc., collectively referred to as Coram or the Company, today announced that the Company's plan of reorganization was not approved yesterday by Judge Mary Walrath of the U.S. Bankruptcy Court for the District of Delaware.

Coram filed voluntary petitions with the U.S. Bankruptcy Court for the District of Delaware under Chapter 11 of the U.S. Bankruptcy Code on August 8, 2000 with the support of the lenders holding the Company's principal debt. The Company's operating subsidiaries have maintained normal patient services and business operations and positive cash flow and have paid trade creditors currently.

Coram sought voluntary Chapter 11 bankruptcy protection based upon its inability to repay $251 million in debt due or redeemable in May 2001 and upon the need to remain in compliance with the physician ownership and referral provisions of the Omnibus Budget Reconciliation Act of 1993, commonly known as "Stark II." Despite positive cash flow and improved results from operations, the Company's three-year average balance sheet equity is expected, in the first quarter of 2001, to fall below the level that Stark II requires to satisfy the exception for ownership of stock in publicly-traded companies by referring physicians or their family members. While there can be no assurances, the Company is pursuing all available options to remain compliant with Stark II.

Denver-based Coram Healthcare, through its subsidiaries, including all branch offices, is a national leader in providing quality home infusion therapies and support for clinical trials, medical product development and medical informatics.

NOTE: EXCEPT FOR HISTORICAL INFORMATION, ALL OTHER STATEMENTS IN THIS PRESS RELEASE ARE "FORWARD-LOOKING" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THE COMPANY'S ACTUAL RESULTS MAY VARY MATERIALLY FROM THESE FORWARD-LOOKING STATEMENTS DUE TO IMPORTANT RISK FACTORS INCLUDING THE COMPANY'S LACK OF PROFITABILITY; UNCERTAINTIES ASSOCIATED WITH THE OUTCOMES OF CERTAIN PENDING LEGAL PROCEEDINGS, INCLUDING THE BANKRUPTCY; THE COMPANY'S SIGNIFICANT LEVEL OF OUTSTANDING INDEBTEDNESS; THE COMPANY'S ABILITY TO COMPLY WITH CERTAIN GOVERNMENT REGULATIONS; THE COMPANY'S NEED TO OBTAIN ADDITIONAL FINANCING OR EQUITY; THE COMPANY'S LIMITED LIQUIDITY; AND THE COMPANY'S DEPENDENCE UPON RELATIONSHIPS AND PRICES PAID BY THIRD-PARTY PAYORS FOR THE COMPANY'S SERVICES; AND CERTAIN OTHER FACTORS. CERTAIN RISK FACTORS ARE DESCRIBED IN GREATER DETAIL IN THE COMPANY'S FORM 10-K ANNUAL REPORT AND 10-Q QUARTERLY REPORTS AND 8-K CURRENT REPORTS ON FILE WITH THE SECURITIES AND EXCHANGE COMMISSION.